Exhibit 5

[Hunton & Williams LLP Letterhead]

March 30, 2004

First Horizon Pharmaceutical Corporation
6195 Shiloh Road
Alpharetta, Georgia 30005

        Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to First Horizon Pharmaceutical Corporation, a Delaware corporation (the "Company"), with respect to the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on March 30, 2004 relating to the Notes (as described below). We have acted as counsel to the Company in connection with its issuance of $150,000,000 of 1.75% Contingent Convertible Senior Subordinated Notes due 2024 (the "Notes") and the shares of common stock, par value $.001 per share, of the Company issuable upon conversion of the Notes (the "Conversion Shares"). The Notes were issued pursuant to an Indenture, dated March 8, 2004, by and between the Company and Deutsche Bank Trust Company Americas, as trustee, (the "Indenture"). The Notes and the Conversion Shares may be sold by the selling securityholders that may be specified from time to time in the Registration Statement and the prospectus forming a part thereof. In connection with the filing of the Registration Statement, you have requested our opinion with respect to the matters set forth below.

        As counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments as we have deemed necessary or appropriate. In rendering our opinions, we have relied upon certificates of officials of the Company as to certain factual matters material to such opinions, and upon certificates of public officials. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company. In examining such materials and in delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such copies.

        As to our opinions in paragraph two, we have assumed: (a) the full and proper execution of stock certificates and making of book entries, as appropriate, and (b) upon any changes in the conversion ratio that would increase the number of Conversion Shares into which the Notes are convertible, due authorization by the Board of Directors of the Company of such additional shares.

        We are opining herein as to the effect on the subject transactions only of the federal laws of the United States of America, the General Corporation Law of the State of Delaware and laws of the State of New York. We express no opinion as to whether the laws of any other jurisdiction might affect any opinion rendered by us, whether because of the application in Delaware or New York of the laws of such other jurisdiction or because of the application in such other jurisdiction of the above-referenced laws of the States of Delaware and New York.

        Based upon the foregoing and subject to qualifications set forth herein, we are of the opinion that:

          1.     The Notes constitute the valid and binding obligations of the Company.

          2.     The Conversion Shares have been duly authorized and reserved for issuance and, when the Registration Statement has become effective under the Act, any Conversion Shares issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture will be validly issued, fully paid and non-assessable.

        The foregoing opinions are subject to the following exceptions, qualifications and limitations:

          1.     Our opinions set forth above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent transfer or conveyance, or similar laws affecting the enforceability of creditors' rights generally, (ii) general principles of equity, including without limitation, concepts of materiality, unconscionability, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding at law or in equity and (iii) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

          2.     This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We assume no obligation to advise you of any changes in the opinions expressed herein from matters that might arise or be brought to our attention subsequent to the date of this letter.

        We consent to the filing of this opinion as Exhibit 5 to the Registration Statement referred to above and to the reference to this firm under the heading "Legal Matters" therein. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ Hunton & Williams LLP